EXHIBIT 16.1

April 20, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by American Physicians Capital, Inc. (the “Company”) regarding American Physicians Assurance Corporation 401(k) Plan (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated April 14, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP